Exhibit 99.1

Yellow Roadway Corporation

10990 Roe Avenue

Overland Park, KS 66211

Phone 913 696 6100 Fax 913 696 6116

NEWS    RELEASE

August 23, 2004

Yellow Roadway Comments on Third Quarter Trends

OVERLAND PARK, KAN. — Yellow Roadway Corporation (NASDAQ: YELL) today stated that overall business trends remain consistent with its internal forecast for the third quarter of 2004. This forecast was the basis for its prior guidance of $1.20 - $1.25 for third quarter 2004 earnings per share. The company expects third quarter earnings per share to be at least within this range.

This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “expect” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inclement weather, price and availability of fuel, competitor pricing activity, expense volatility, ability to capture cost synergies, a downturn in general or regional economic activity, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

Yellow Roadway Corporation is one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express, Meridian IQ and Yellow Roadway Technologies, Yellow Roadway provides a wide range of asset and non-asset-based transportation services integrated by technology. The portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs over 50,000 people.

Analyst Contact:	Stephen Bruffett
Yellow Roadway Corporation
913.696.6108
steve.bruffett@yellowroadway.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
212.329.1420
sdawson@lakpr.com